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                                                                   EXHIBIT 99.01




                   EASTMAN CHEMICAL COMPANY AND SUBSIDIARIES

                 Supplemental Business Organization Information
                             1996 Change From 1995




                                       Second Quarter                 First Six Months
                                   %  Change      Operating       % Change         Operating
                                Sales    Volume   Earnings*    Sales    Volume     Earnings*

Performance Segment
   Container Plastics           (16)%     (4)%      --        (2)%        1 %       --
   Fibers                         4 %     (4)%      ++        10 %        3 %       ++
   Coatings, Inks & Resins        5 %      7 %       -        (1)%        - %       --
   Fine Chemicals                 2 %      4 %      ++         1 %        1 %       Sm
   Performance Chemicals          2 %     (1)%      ++        (2)%       (6)%       ++
   Specialty Packaging Plastics  (2)%      4 %      --         2 %        1 %       --
   Performance Plastics          (5)%     (8)%      ++        (4)%       (7)%        -

   Total Segment                 (5)%     (2)%     (23)%       - %       (1)%      (14)%
                                -----     -----    -----       -----     -----     -----

Industrial Segment
   Industrial Intermediates      (6)%      6 %      --        (3)%        5 %       --
   Flexible Plastics            (19)%     (3)%      --       (17)%        1 %       --

   Total Segment                (10)%      4 %     (39)%      (8)%        4 %      (42)%
                                -----     -----    -----       -----     -----     -----
   Total Eastman                 (6)%     (1)%     (28)%      (2)%        - %      (23)%
                                -----     -----    -----       -----     -----     -----

- - - --------------

*    0    =    Change of approximately 0 - 2% (+ or -)
     +    =    Increase of approximately 2 - 10%
     ++   =    Increase of greater than 10%
     -    =    Decrease of approximately (2) - (10)%
     --   =    Decrease of greater than (10)%
     Sm   =    Negligible change in dollar amount
     Nm   =    Not meaningful




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